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                                                                    Exhibit 99.3

CONTACT: Andrea Calise
         Kekst and Company
         212-521-4845

            FLEMING COMPANIES, INC. FILES PLAN OF REORGANIZATION AND
                              DISCLOSURE STATEMENT

        --CONVENIENCE BUSINESS POSITIONED FOR EMERGENCE FROM CHAPTER 11--

DALLAS, TX - DECEMBER 12, 2003 - Fleming Companies, Inc. today announced that it has filed its proposed Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court in Wilmington, Delaware. This action represents an important milestone in the Company's reorganization and the future emergence of its wholesale convenience distribution business, including Core-Mark International, Inc., and related subsidiaries, from the Chapter 11 process.

"This plan of reorganization, which has the support of the creditors' committee, is designed to preserve our flexibility in an effort to maximize creditor recoveries, as well as to provide opportunities for our customers and employees," said Archie Dykes, Chairman of Fleming. "We will continue to evaluate the binding offers that we anticipate receiving in mid-December for the acquisition of our convenience division , pursuant to the formal sale process that we initiated in the beginning of October, while at the same time, continuing to maintain and improve upon Core-Mark's stable, ongoing operational and financial position."

"Our business is well-positioned to succeed, either under a new owner or as the foundation of the Company's reorganization plan," said J. Michael Walsh, Chief Executive Officer and President of Core-Mark. "We are pleased with our continuing progress as we begin the final phase of the reorganization process. In fact, our customer fill rate for the prior quarter achieved record levels and we look forward to continuing to provide superior service to our customers well into the future."

The proposed Plan of Reorganization reflects an agreement reached between Fleming and the Official Committee of Unsecured Creditors. In broad terms, the Plan contemplates that the Company would be reorganized around the convenience business, providing the emerging company with a capital structure that can be supported by cash flows from this operation, absent an offer for the convenience division that would provide greater value for the Company's creditors.

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Under the proposed Plan of Reorganization, holders of common stock of the
Company would not receive a distribution. Instead, these equity interests would be cancelled as of the effective date, and the Company would be owned principally by its general unsecured creditors who would receive a pro rata share of new equity of the reorganized businesses. The Plan provides for cash distributions to certain creditors, including holders of secured claims.

A court hearing to review the adequacy of the Disclosure Statement will be scheduled following the filing. Upon approval of the Disclosure Statement, Fleming Companies, Inc. and its subsidiaries who are debtors will commence solicitation of the requisite creditor acceptances of the Plan of Reorganization. Bankruptcy law does not permit solicitation of acceptances of the Plan of Reorganization until the Court approves the Disclosure Statement. Accordingly, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan of Reorganization.

About Fleming

Fleming (OTC Pink Sheets: FLMIQ) and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov. To learn more about Fleming, visit the company's Web site at www.fleming.com.

About Core-Mark

Core-Mark is a leading distributor of consumer packaged goods and store supplies to the convenience retail industry. Core-Mark provides distribution and logistics services as well as value-added programs to over 19,500 customer locations across 38 states and five Canadian provinces. Core-Mark services a variety of store formats including traditional convenience retailers, mass merchandisers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. Headquartered in San Francisco, California, Core-Mark is currently a subsidiary of Fleming Companies, Inc.

Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee

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or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to retain and compensate key executives and associates; the ability of the company to retain customers; and changes in general economic conditions. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

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